                                                                    EXHIBIT 2.02

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
CEROTEX HOLDINGS, INC.

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the Corporation is Cerotex Holdings, Inc.

SECOND: The following amendment to the Articles of Incorporation was adopted on May 19, 1998, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

     ________ No shares have been issued or Directors Elected - Action by Incorporators.

     ________ No shares have been issued but Directors Elected - Action by Directors.

     ________ Such amendment was adopted by the of directors where shares have been issued.

         X
     -------- Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

         Article I of the Articles of Incorporation shall be amended so that, as amended, Article I will read in its entirety as follows:

ARTICLE I

Name

The name of the corporation is SHOWSTAR ENTERTAINMENT CORPORATION.

THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification or cancellation of issued shares provided for in the amendment shall be effected, is as follows: None.

If these amendments are to have a delayed effective date, please list that date:

Not applicable

(Not to exceed ninety (90) days from the date of filing)

CEROTEX HOLDINGS, INC.

By:               /s/
      Gino Punzo, Director